Exhibit 3.1
CERTIFICATE OF ELIMINATION AND RETIREMENT
OF
DESIGNATED PREFERRED STOCK
OF
ANADARKO PETROLEUM CORPORATION
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
     ANADARKO PETROLEUM CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:
     FIRST: The Corporation filed Certificates of Designation as follows:
•	May 6, 1998, designating 200,000 shares of its Preferred Stock as “5.46% Cumulative Preferred Stock, Series B”;

•	October 6, 1988, designating 500,000 shares of its Preferred Stock as “Series A Junior Participating Preferred Stock”; and

•	November 4, 1998, designating 200,000 shares of its Preferred Stock as “Series C Junior Participating Preferred Stock”
the 5.46% Cumulative Preferred Stock, Series B, the Series A Junior Participating Preferred Stock, and the Series C Junior Participating Preferred Stock being herein referred to as the “Designated Shares.”
     SECOND: None of the Designated Shares remain issued and outstanding.
     THIRD: Pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the 900,000 Designated Shares are hereby eliminated, and said shares are hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation.

     IN WITNESS WHEREOF, ANADARKO PETROLEUM CORPORATION has caused this certificate to be signed by its duly authorized officer this 20th day of May 2009.

ANADARKO PETROLEUM CORPORATION
By:	/s/ David L. Siddall
David L. Siddall
Vice President, Deputy General Counsel and Corporate Secretary